Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Third Quarter 2019 Results

BATON ROUGE, Louisiana -- (October 24, 2019) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2019.

THIRD QUARTER 2019 SUMMARY

•	Revenues increased 9.6% to $353.0 million versus $322.1 million a year ago.
•

Net income increased 33.4% to $28.4 million in the third quarter compared to net income of $21.3 million a year ago.  The effective income tax rate was 26.7% in the third quarter of 2019 and 26.4% in the third quarter of 2018.

•	Adjusted EBITDA increased 17.9% to $127.5 million in the third quarter compared to $108.2 million a year ago, yielding a margin of 36.1% of revenues compared to 33.6% a year ago.
•

Total equipment rental revenues for the third quarter of 2019 were $204.1 million, an increase of $31.4 million, or 18.2%, compared to $172.8 million a year ago (as adjusted).(1) Rental revenues (as previously reported) for the third quarter of 2019 were $184.8 million, an increase of $28.8 million, or 18.4%, compared to $156.0 million in the third quarter of 2018.(1)

•	New equipment sales decreased 4.7% to $65.0 million in the third quarter compared to $68.2 million a year ago.
•	Used equipment sales increased 2.9% to $31.2 million in the third quarter compared to $30.3 million a year ago.
•	Gross margin was 37.4% compared to 35.6% a year ago. The increase in gross margin was largely the result of a shift in revenue mix to rentals and higher equipment rental gross margins.
•

Total equipment rental gross margins were 46.3% in the third quarter of 2019 compared to 45.2% in the third quarter of 2018 (as adjusted).(1)  Rental gross margins (as previously reported) were 50.8% in the third quarter of 2019 compared to 50.0% a year ago.(1)

•

Average time utilization (based on original equipment cost) was 71.4% compared to 71.0% a year ago.  The size of the Company’s rental fleet based on original acquisition cost increased 12.3% from a year ago, to $2.0 billion.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

•	Average rental rates increased 2.4% compared to a year ago and 1.0% sequentially.
•	Dollar utilization was 37.5% in the third quarter compared to 35.9% a year ago.
•	Average rental fleet age at September 30, 2019, was 34.9 months compared to an industry average age of 45.6 months.

Brad Barber, H&E Equipment Services’ chief executive officer and president, said, “Our third quarter results were solid as we continued to experience broad-based demand for rental equipment throughout our end-user construction markets.  We achieved a 2.4% improvement in rates compared to a year ago and physical utilization increased 40 basis points to 71.4%, which helped drive an 18.4% increase in rental revenues.”

Barber concluded, “We are pleased with our year-to-date performance and ability to capitalize on the ongoing strength and opportunities in the well-diversified construction markets we serve throughout our 23-state footprint.  Increasing the scale of our rental business continues to be a strategic priority for our business. We expect to achieve this goal through organic growth, acquisitions and warm-start store openings.  Based on our current performance, solid level of project activity and our customers’ feedback, our market outlook remains positive.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2019:

Revenue

Total revenues increased 9.6% to $353.0 million in the third quarter of 2019 from $322.1 million in the third quarter of 2018.  Total equipment rental revenues increased 18.2% to $204.1 million compared to $172.8 million in the third quarter of 2018 (as adjusted).(1) Rental revenues (as previously reported) increased 18.4% to $184.8 million compared to $156.0 million in the third quarter of 2018.(1)  New equipment sales were $65.0 million compared to $68.2 million a year ago.  Used equipment sales increased 2.9% to $31.2 million compared to $30.3 million a year ago.  Parts sales were $31.5 million, the same as the year ago period.  Service revenues increased 10.2% to $18.1 million compared to $16.4 million a year ago.

Gross Profit

Gross profit increased 15.2% to $132.1 million from $114.7 million in the third quarter of 2018.  Gross margin was 37.4% for the quarter ended September 30, 2019, as compared to 35.6% for the quarter ended September 30, 2018.  On a segment basis, gross margin on total equipment rentals was 46.3% in the third quarter of 2019 compared to 45.2% in the third quarter of 2018 (as adjusted).(1) Rental margins (as previously reported) were 50.8% in the third quarter of 2019 compared to 50.0% a year ago.(1)  On average, rental rates were 2.4% higher than rates in the third quarter of 2018.  Time utilization (based on original equipment cost) was 71.4% in the third quarter of 2019 compared to 71.0% a year ago.

Gross margins on new equipment sales were 11.6% in the third quarter compared to 11.5% a year ago.  Gross margins on used equipment sales were 31.3% compared to 32.3% a year ago.  Gross margins on parts sales were 26.4% in the third quarter of 2019 compared to 26.5% a year ago.  Gross margins on service revenues increased to 67.4% for the third quarter of 2019 compared to 65.7% in the third quarter of 2018.

Rental Fleet

At the end of the third quarter of 2019, the original acquisition cost of the Company’s rental fleet was $2.0 billion, an increase of $216.2 million from the end of the third quarter of 2018.  Dollar utilization for the third quarter of 2019 was 37.5% compared to 35.9% for the third quarter of 2018.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 7.

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2019 were $77.3 million compared with $70.3 million the prior year, a $7.0 million, or 9.9%, increase.  SG&A expenses in the third quarter of 2019 as a percentage of total revenues were 21.9% compared to 21.8% a year ago.  Employee salaries, wages, payroll taxes and related employee benefit and other employee related expenses increased $3.1 million, primarily as a result of our acquisition since September 30, 2018, and a larger workforce and higher incentive compensation related to increased profitability.  Facility related expenses, primarily rent expense, increased $1.0 million.  Insurance expense increased $0.7 million and depreciation and amortization increased $0.6 million. Expenses related to Greenfield branch expansions increased $0.8 million compared to a year ago.

Income from Operations

Income from operations for the third quarter of 2019 increased 22.5% to $55.5 million, or 15.7% of revenues, compared to $45.3 million, or 14.1% of revenues, a year ago.

Interest Expense

Interest expense was $17.3 million for the third quarter of 2019 compared to $16.7 million a year ago.

Net Income

Net income was $28.4 million, or $0.79 per diluted share, in the third quarter of 2019 compared to net income of $21.3 million, or $0.59 per diluted share, in the third quarter of 2018.  The effective income tax rate was 26.7% in the third quarter of 2019 and 26.4% in the third quarter of 2018.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2019 increased 17.9% to $127.5 million compared to $108.2 million in the third quarter of 2018.  Adjusted EBITDA as a percentage of revenues was 36.1% compared with 33.6% in the third quarter of 2018.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and recasting of certain revenue and cost of revenue numbers detailed below).  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter 2019 results today, October 24, 2019 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 323-794-2575 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 24, 2019, and will continue through November 2, 2019, by dialing 719-457-0820 and entering the confirmation code 8854109.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com on October 24, 2019, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 96 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks.  By providing equipment rental, sales, on site parts, repair, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2019	2018	2019	2018
Revenues:
Equipment rentals	$ 204,132	$ 165,415	$ 572,563	$ 455,167
New equipment sales	65,010	68,233	177,709	183,265
Used equipment sales	31,180	30,294	96,942	87,287
Parts sales	31,499	31,484	93,798	89,916
Service revenues	18,105	16,426	50,398	48,250
Other	3,071	10,289	8,822	29,102
Total revenues	352,997	322,141	1,000,232	892,987

Cost of revenues:
Equipment rentals
Rental depreciation	63,065	55,060	181,647	152,700
Rental expense	27,889	22,936	79,676	66,281
Rental other	18,620	15,007	52,742	40,637
	109,574	93,003	314,065	259,618
New equipment sales	57,475	60,394	156,638	162,465
Used equipment sales	21,409	20,512	63,742	59,221
Parts sales	23,171	23,129	68,750	65,677
Service revenues	5,898	5,628	16,261	16,430
Other	3,342	4,745	10,167	14,158
Total cost of revenues	220,869	207,411	629,623	577,569

Gross Profit	132,128	114,730	370,609	315,418

Selling, general, and administrative expenses	77,296	70,346	233,783	205,272
Merger costs	47	219	314	439
Gain on sales of property and equipment, net	718	1,153	2,339	6,040

Income from Operations	55,503	45,318	138,851	115,747

Interest expense	(17,331)	(16,715)	(51,453)	(47,061)
Other income, net	588	368	1,609	1,222
Income before provision for income taxes	38,760	28,971	89,007	69,908

Provision for income taxes	10,329	7,657	23,719	18,345

Net income	$ 28,431	$21,314	$65,288	$ 51,563

NET INCOME PER SHARE:
Basic – Net income per share	$0.79	$0.60	$1.82	$1.45
Basic – Weighted average number of common shares outstanding	35,893	35,719	35,835	35,649
Diluted – Net income per share	$0.79	$0.59	$1.81	$1.44
Diluted – Weighted average number of common shares outstanding	36,046	35,926	36,012	35,904
Dividends declared per common share	$0.275	$0.275	$0.825	$0.825

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2019	2018
Cash	$10,596	$16,677
Rental equipment, net	1,262,663	1,141,498
Total assets	2,068,835	1,727,181
Total debt (1)	1,254,741	1,121,487
Total liabilities	1,774,917	1,470,378
Stockholders’ equity	293,918	256,803
Total liabilities and stockholders’ equity	$2,068,835	$1,727,181

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance or capital lease obligations.

H&E EQUIPMENT SERVICES, INC. UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net Income	$28,431	$21,314	$65,288	$51,563
Interest Expense	17,331	16,715	51,453	47,061
Provision for income taxes	10,329	7,657	23,719	18,345
Depreciation	70,320	61,342	202,610	171,067
Amortization of intangibles	1,042	930	3,091	2,415

EBITDA	$127,453	$107,958	$346,161	$290,451

Merger costs	47	219	314	439

Adjusted EBITDA	$127,500	$108,177	$346,475	$290,890

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H&E Equipment Services Reports Third Quarter 2019 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Quarter Ended 9/30/18(1)					Quarter Ended 9/30/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 156,037	$ -	$ 156,037	$ -	$ 156,037	$ 184,797
Rentals other	-	9,378	9,378	7,356	16,734	19,335
Total equipment rentals	156,037	9,378	165,415	7,356	172,771	204,132
New equipment sales	68,233	-	68,233	-	68,233	65,010
Used equipment sales	30,294	-	30,294	-	30,294	31,180
Parts sales	31,484	-	31,484	-	31,484	31,499
Services revenues	16,426	-	16,426	-	16,426	18,105
Other	19,667	(9,378)	10,289	(7,356)	2,933	3,071
Total revenues	322,141	-	322,141	-	322,141	352,997

COST OF REVENUES
Rental depreciation	55,060	-	55,060	-	55,060	63,065
Rental expense	22,936	-	22,936	-	22,936	27,889
Rental other	-	15,007	15,007	1,673	16,680	18,620
	77,996	15,007	93,003	1,673	94,676	109,574
New equipment sales	60,394	-	60,394	-	60,394	57,475
Used equipment sales	20,512	-	20,512	-	20,512	21,409
Parts sales	23,129	-	23,129	-	23,129	23,171
Services revenues	5,628	-	5,628	-	5,628	5,898
Other	19,752	(15,007)	4,745	(1,673)	3,072	3,342
Total cost of revenues	207,411	-	207,411	-	207,411	220,869

GROSS PROFIT
Equipment rentals
Rentals	78,041	-	78,041	-	78,041	93,843
Rentals other	-	(5,629)	(5,629)	5,683	54	715
	78,041	(5,629)	72,412	5,683	78,095	94,558
New equipment sales	7,839	-	7,839	-	7,839	7,535
Used equipment sales	9,782	-	9,782	-	9,782	9,771
Parts sales	8,355	-	8,355	-	8,355	8,328
Services revenues	10,798	-	10,798	-	10,798	12,207
Other	(85)	5,629	5,544	(5,683)	(139)	(271)
Total gross profit	$114,730	$ -	$114,730	$ -	$114,730	$ 132,128

GROSS MARGIN
Equipment rentals
Rentals	50.0%	-	50.0%	-	50.0%	50.8%
Rentals other	-	-60.0%	-60.0%	77.3%	0.3%	3.7%
	50.0%	-60.0%	43.8%	77.3%	45.2%	46.3%
New equipment sales	11.5%	-	11.5%	-	11.5%	11.6%
Used equipment sales	32.3%	-	32.3%	-	32.3%	31.3%
Parts sales	26.5%	-	26.5%	-	26.5%	26.4%
Services revenues	65.7%	-	65.7%	-	65.7%	67.4%
Other	-0.4%	60.0%	53.9%	-77.3%	-4.7%	-8.8%
Total gross margin	35.6%	-	35.6%	-	35.6%	37.4%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported. Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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H&E Equipment Services Reports Third Quarter 2019 Results

October 24, 2019

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Nine Months Ended 9/30/18(1)					Nine Months Ended 9/30/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 429,227	$ -	$ 429,227	$ -	$ 429,227	$ 518,294
Rentals other	-	25,940	25,940	20,411	46,351	54,269
Total equipment rentals	429,227	25,940	455,167	20,411	475,578	572,563
New equipment sales	183,265	-	183,265	-	183,265	177,709
Used equipment sales	87,287	-	87,287	-	87,287	96,942
Parts sales	89,916	-	89,916	-	89,916	93,798
Services revenues	48,250	-	48,250	-	48,250	50,398
Other	55,042	(25,940)	29,102	(20,411)	8,691	8,822
Total revenues	892,987	-	892,987	-	892,987	1,000,232

COST OF REVENUES
Rental depreciation	152,700	-	152,700	-	152,700	181,647
Rental expense	66,281	-	66,281	-	66,281	79,676
Rental other	-	40,637	40,637	4,640	45,277	52,742
	218,981	40,637	259,618	4,640	264,258	314,065
New equipment sales	162,465	-	162,465	-	162,465	156,638
Used equipment sales	59,221	-	59,221	-	59,221	63,742
Parts sales	65,677	-	65,677	-	65,677	68,750
Services revenues	16,430	-	16,430	-	16,430	16,261
Other	54,795	(40,637)	14,158	(4,640)	9,518	10,167
Total cost of revenues	577,569	-	577,569	-	577,569	629,623

GROSS PROFIT
Equipment rentals
Rentals	210,246	-	210,246	-	210,246	256,971
Rentals other	-	(14,697)	(14,697)	15,771	1,074	1,527
	210,246	(14,697)	195,549	15,771	211,320	258,498
New equipment sales	20,800	-	20,800	-	20,800	21,071
Used equipment sales	28,066	-	28,066	-	28,066	33,200
Parts sales	24,239	-	24,239	-	24,239	25,048
Services revenues	31,820	-	31,820	-	31,820	34,137
Other	247	14,697	14,944	(15,771)	(827)	(1,345)
Total gross profit	$ 315,418	$ -	$ 315,418	$ -	$ 315,418	$ 370,609

GROSS MARGIN
Equipment rentals
Rentals	49.0%	-	49.0%	-	49.0%	49.6%
Rentals other	-	-56.7%	-56.7%	77.3%	2.3%	2.8%
	49.0%	-56.7%	43.0%	77.3%	44.4%	45.1%
New equipment sales	11.3%	-	11.3%	-	11.3%	11.9%
Used equipment sales	32.2%	-	32.2%	-	32.2%	34.2%
Parts sales	27.0%	-	27.0%	-	27.0%	26.7%
Services revenues	65.9%	-	65.9%	-	65.9%	67.7%
Other	0.4%	56.7%	51.4%	-77.3%	-9.5%	-15.2%
Total gross margin	35.3%	-	35.3%	-	35.3%	37.1%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported.  Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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